UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2005

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota		55474
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On November 14, 2005, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Ameriprise Financial, Inc. (the “Company”) approved the following amendments to the Company’s executive compensation plans and policies:

Amendment of Executive Severance Plan

The Committee approved amendments to the Company’s Senior Executive Severance Plan (the “Senior Severance Plan”) that applies to the Company’s senior executives, including the named executive officers.  The amendments to the Senior Severance Plan set the severance pay periods for the Chief Executive Officer at three years of severance upon a qualifying termination of employment and a termination in connection with a change in control (each as defined under the Senior Severance Plan) and for Executive Vice Presidents and Presidents at two years of severance upon a qualifying termination of employment and three years upon termination in connection with a change in control.  The amendments also provide for a special severance payment if a change in control, or qualifying termination within two years of the change in control, results in the cancellation of outstanding American Express Company options.  The amount of the special severance payment, if any, would be equal to the Black-Scholes value of the option, less the intrinsic value of the option, as measured on the date of the option cancellation.  The change in control must occur prior December 31, 2009 in order for this provision for a special severance payment to apply.  This benefit would be paid in a lump sum as soon as reasonably practicable following cancellation of the option.  The amendments also change the bonus portion of the severance pay amount to the higher of the current target bonus or the highest actual bonus over the preceding three years.  The amendments also provide that participants who qualify for severance due to a termination of employment within two years following a change of control will also receive the value of the Company’s contributions to the Company’s retirement plan, 401(k) plan and supplemental retirement plan as if such contributions had been made over the period of the participant’s income continuation.  The amendments to the Senior Severance Plan were adopted by the Committee after reviewing information provided by a compensation consultant.  The amendments are designed to make the benefits under the Senior Severance Plan more competitive with current market practices.

Restricted Stock Awards in lieu of Key Executive Life Insurance Program

The Committee approved the termination of  the American Express Key Executive Life Insurance Plan (the “Key Life Plan”).  The employees’ coverage under the Key Life Plan will terminate on January 1, 2006.  In lieu of continuing benefits under the Key Life Plan, the Company’s named executive officers who are participants in the Key Life Plan, James M. Cracchiolo, Walter S. Berman, Glen Salow, Brian M. Heath and William F. Truscott,  will receive restricted stock awards.  The amount of the restricted stock awards represent the discounted lump sum value of the estimated single premium for such participant’s retirement benefit under the Key Life Plan.  By receiving the restricted stock awards, the participants have agreed to waive any rights to future benefits under the Key Life Plan, which relieves the Company of its obligations for this plan.

The restrictions on the restricted stock would lapse as to all of the shares covered by the award on the fifth anniversary of the date of grant.  The restricted stock award would otherwise have the same terms set forth in the Ameriprise Financial Form of Award Certificate – Restricted Stock Award that was previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(REGISTRANT)

DATE: November 18, 2005	By:	/s/ John C. Junek
		Name:	John C. Junek
		Title:	Executive Vice President and General Counsel